Exhibit 99.k.6

ORGANIZATIONAL AND OFFERING EXPENSES AGREEMENT

AGREEMENT made this 19th day of June 2020, by and between Aberdeen Standard Global Infrastructure Income Fund, a Maryland statutory trust (the “Fund”), and Aberdeen Standard Investments Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Fund and the Adviser have separately entered into an Investment Advisory Agreement dated June 19, 2020 (the “Advisory Agreement”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1.                                      The Adviser agrees to pay all of the Fund’s organizational expenses. The Adviser also agrees to pay, if the initial public offering of the Fund (“IPO”) occurs, the Fund’s offering costs of the initial offering of common shares of beneficial interest of the Fund (“shares”). For purposes of this Agreement, “offering costs” do not include management fees payable by the Fund pursuant to the terms of the Advisory Agreement but do include, without limitation, (i) any applicable portion of the Fund’s reimbursement of expenses incurred by the Fund’s underwriters in connection with the IPO, and (ii) reasonable and documented out-of-pocket expenses related to the IPO incurred by certain employees and affiliates, or associated persons thereof, of the Adviser, including in connection with participation in the road show and related activities.

2.                                      This Agreement may be terminated only by the vote of the Board of Trustees of the Fund, including the vote of the members of the Board who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, as amended.

3.                                      This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

4.                                      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

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IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year first above written.

ABERDEEN STANDARD GLOBAL INFRASTRUCTURE INCOME FUND

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN STANDARD INVESTMENTS INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President